Exhibit 99

VIACOM BOARD ACTS TO POSITION THE COMPANY FOR FUTURE GROWTH

NEW YORK, September 21, 2016—Following a comprehensive review of Viacom’s (NASDAQ: VIAB, VIA) capital structure and operating budget, the Viacom Board today announced measures to improve the Company’s financial flexibility and position it for future growth. Specifically, the Company is reducing its dividend payout to preserve capital and will proceed to access debt capital markets in the near term to improve liquidity. These actions are designed to balance the Company’s focus on a strong balance sheet and its strategy to invest in world class content and pursue opportunities to grow its core businesses.

The Company also announced that Tom Dooley, Interim President and Chief Executive Officer, has informed the Board of his decision to depart the Company. He has agreed to remain in that position through November 15, 2016, to facilitate an orderly transition.

In particular, the Board today announced that:

-	Viacom’s quarterly dividend will be adjusted to $0.20 per share, and the Company will shortly access debt markets in order to improve liquidity and financial flexibility;

-	The Company expects that adjusted diluted earnings per share for the fiscal fourth quarter will be in the range of $0.65 to $0.70. This revision accounts for a programming impairment charge of $115 million in its filmed entertainment segment in its fiscal fourth quarter related to the expected performance of an unreleased film; reported earnings per share are expected to be $0.55 to $0.60, primarily reflecting severance expenses incurred as a result of the settlement agreement; and

-	The Company has ended the process of seeking a minority investor in Paramount Pictures at this time, in order to consider all options available to the Company.

“The Board believes Viacom has a product strategy that is among the best in the industry. The steps we are taking will make the Company financially stronger and more flexible and will position Viacom to take advantage of future growth opportunities,” said Tom May, Chairman of the Board. “I am pleased that Tom Dooley has agreed to stay on as Interim President and CEO through November 15 to allow the Board to conduct an orderly succession process.”

Shari Redstone, Vice Chair of the Board, said, “I have been energized by the passion, commitment and ideas put forward by our newly-expanded board and members of Viacom’s senior team. While there is more work to do, the actions announced today are an important first step towards realizing the value of Viacom’s exceptional assets and positioning the Company for the future. I also want to thank Tom Dooley for his service and his willingness to stay on through this transition period.”

Tom Dooley, Interim President and CEO, said “While this was a difficult decision for me, I have great admiration for our new Board and I feel that they will be best able to execute on their vision for the Company in the hands of a new President and CEO. I am certain that the Board will make the most of the Company’s extraordinary potential. I want to thank Sumner, Shari and the members of the Board for the opportunities they have provided me. I look forward to working with them to deliver Viacom into the hands of new leadership in excellent shape and poised for a remarkable future.”

Viacom will provide additional information regarding its fourth quarter and full-year results and business outlook during its regular quarterly earnings call.

About Viacom

Viacom is home to premier global media brands that create compelling television programs, motion pictures, short-form content, apps, games, consumer products, social media experiences, and other entertainment content for audiences in 180 countries. Viacom’s media networks, including Nickelodeon, Comedy Central, MTV, VH1, Spike, BET, CMT, TV Land, Nick at Nite, Nick Jr., Channel 5 (UK), Logo, Nicktoons, TeenNick and Paramount Channel, reach over 3.8 billion cumulative television subscribers worldwide. Paramount Pictures is a major global producer and distributor of filmed entertainment.

For more information about Viacom and its businesses, visit www.viacom.com. Keep up with Viacom news by following Viacom’s blog at blog.viacom.com and Twitter feed at www.twitter.com/viacom.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the effect of transitions under way involving the Board and management and related changes in strategy, the public acceptance of our brands, programs, motion pictures and other entertainment content on the various platforms on which they are distributed; the impact of inadequate audience measurement on our program ratings, advertising revenues and affiliate fees; technological developments and their effect in our markets and on consumer behavior; competition for content, audiences, advertising and distribution; the impact of piracy; economic fluctuations in advertising and retail markets, and economic conditions generally; fluctuations in our results due to the timing, mix, number and availability of our motion pictures and other programming; the potential for loss of carriage or other reduction in the distribution of our content; changes in the Federal communications or other laws and regulations; evolving cybersecurity and similar risks; other domestic and global economic, business, competitive and/or regulatory factors affecting our businesses generally; and other factors described in our news releases and filings with the Securities and Exchange Commission, including but not limited to our 2015 Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. If applicable, reconciliations for any non-GAAP financial information contained in this news release are included in this news release or available on our website at http://www.viacom.com.

Contacts

Press:	Investors:

Jeremy Zweig	James Bombassei
(212) 846-7503	(212) 258-6377
jeremy@viacom.com	james.bombassei@viacom.com

Kareem Chin
(212) 846-6305
kareem.chin@viacom.com